EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of **January 1, 2017**, (the "Effective Date"), by and between **Security Devices International Inc., a Domicile of Company** (the "Company"), with a place of business at **300-125 Lakeshore Road East, Oakville, ON L6J 1H3 Canada** ("Place of Business") and **Dean Thrasher**, an individual with an address at **233 Duskywing Way, Oakville, ON L6L 0C5, Canada**. (the "Executive").

WHEREAS, the Company desires to employ Executive, and Executive wishes to be employed by the Company, on the terms and conditions specified herein;

NOW, THEREFORE, the parties agree as follows:

1. Employment. The Company hereby employs Executive upon the terms and conditions set forth in this Agreement. The parties acknowledge that any and all prior agreements, regardless of form, whether written or oral, relating to Executive's employment with the Company are no longer of any force or effect and are superseded hereby.

2. Term. Executive's employment under this Agreement will begin on the Effective Date and will continue until June 30, 2018. The period/term during which Executive is employed by the Company pursuant to the terms and provisions of this Agreement is sometimes referred to herein as the "Employment Term." The Agreement is to be reviewed three (3) months prior to the Employment Term for renewal terms or termination upon the End Date.

3. Position and Duties.

(a) The Company shall employ Executive, and Executive shall serve, as Chief Executive Officer and Chief Operating Officer. See Appendix 1 for description of responsibilities.

(b) During the Employment Term, Executive shall report to the Board of Directors ("Board") of the Company and shall have and perform such duties, responsibilities, and authority as the Board shall from time to time determine, and shall abide by all by-laws, policies, practices, procedures and rules of the Company. Executive agrees to devote all of his business time, attention and efforts toward the performance of his duties and responsibilities hereunder and shall faithfully discharge such duties and responsibilities in a diligent manner. This is a full time position requiring the full and undivided attention of the Executive. The foregoing restrictions shall not limit or prohibit Executive from engaging in passive investment, inactive business ventures, and community, charitable, and social activities; provided, however, that none of the foregoing shall interfere with Executive's performance of his duties and responsibilities under this Agreement.

4. Compensation.

(a) Base Salary. During the Employment Term, Executive will receive an annual base salary (the "Base Salary") of $200,000CAD on an annualized basis. Executive's compensation will be payable in installments in accordance with the Company's customary payroll practice and policy, and shall be subject to such payroll deductions as are required by law and applicable employee benefit programs.

(b) Performance Bonus. In addition to Base Salary, during the Employment Term, Executive will be eligible for an annual cash bonus (the "Performance Bonus") for each fiscal year of Executive's

employment hereunder. The bonus shall be equal to three percent (3%) of the net income before taxes. The Performance Bonus for a fiscal year, if any, shall be paid as soon as administratively practicable after the completion of the audit, but in no event later than thirty (30) days after the completion of the audit, and as long as the Executive is employed at the time the Performance Bonus was earned.

(c) **Stock Options.** Executive shall upon the signing of this Agreement, be issued 1,150,000 Options (the "Option") of the Company at market price, having a five (5) year term (the "Term"). Options shall vest thirty-three and one third (33 1/3) percent every six (6) months, from January 1, 2017. Said Options will not be cancelled should Executive resign or be terminated from his position with the Company. The Options shall expire at the end of the Term, if vested.

(d) **Benefits**. Executive shall be permitted to participate in any group life insurance, group health insurance, disability insurance, retirement plans, fringe benefit programs, paid time off and holiday programs, and similar benefits that may be available to other employees of the Company generally, on the same terms as such other employees that reside in Canada, in each case to the extent that Executive is eligible under the terms of such plans or programs.

(e) **Expenses**. The Company shall reimburse Executive for all required business expenses incurred by Executive in connection with the performance of his duties and obligations as set forth herein during the Employment Term including but not limited to business travel, cell phone, laptop, mileage, travel insurance, provided that such expenses are properly incurred, approved and accounted for in accordance with the applicable policies and procedures established by the Company. Reimbursement shall be made upon the presentation by Executive to the Company of reasonably detailed statements of such expenses and associated original receipts, but in no event later than the last day of the calendar month following the calendar month in which the expense report, along with full documentation and receipts, was submitted.

(f) **Paid Time Off.** Executive shall be entitled to four (4) weeks of vacation, in addition to Canadian holidays observed by the Company. Any paid time off not used in the calendar year shall be forfeited. The Executive shall schedule any vacation time in advance in order to ensure no conflicts with other executive's time off.

(g) **Withholding**. The Company shall be entitled to withhold from any payments due to Executive under this Agreement all taxes, or other amounts required to be withheld pursuant to any applicable law and any amounts that may be withheld pursuant to any agreement with Executive.

5. **Termination**.

(a) **Termination for Cause.** The Company may terminate Executive's employment under this Agreement at any time for "Cause" upon delivery of a Notice of Termination (as defined in Section 6 below) to Executive. Termination by the Company for Cause shall mean termination because of: (a) Executive's indictment for, conviction of, guilty or no contest plea to, or confession of guilt to a felony or any crime involving moral turpitude; (b) an act or omission by Executive in connection with Executive's employment that constitutes fraud, criminal misconduct, breach of the fiduciary duty, negligence, or malfeasance; (c) habitual drunkenness or any substance abuse that adversely affects Executive's performance of his job responsibilities; (d) a material breach by Executive of any provision of this Agreement and failure to cure such breach within ten (10) business days of receiving written notice from Company specifying the breach; (e) failure to perform such duties as are assigned to Executive in accordance with this Agreement and failure to cure within ten (10) business days of receiving written

notice from Company specifying the duties not performed; (f) knowingly taking any action in conflict of interest with the Company or any of its subsidiaries or Affiliates; (g) the presentation of false or misleading information to the Board of Directors.

(b) **Voluntary Termination by Executive.** Executive may voluntarily terminate his employment at any time by giving the Company a Notice of Termination specifying the Date of Termination forty-five (45) days following the date of delivery of the Notice of Termination to the Company. Any unvested options will expire upon the Executive giving notice.

(c) **Termination by Company without Cause or for Change of Control.** The Company may terminate Executive's employment under this Agreement at any time for any reason or no reason whatsoever by delivering to the Executive, a payment of four (4) months of pay in lieu of notice of all forms of his remuneration he is earning or receiving at the time of his termination without Cause and as defined herein as Section 5. In the event of a Change of Control, the Company shall deliver to Executive a payment of four (4) months of pay of all forms of his remuneration he is earning or receiving at the time of his termination without Cause and as defined herein as Section 5 if the Executive is terminated or there is a material reduction in compensation or responsibilities.

(d) **Notice of Termination.** Notice of termination of Executive's employment by Company or Executive, shall be sent by the terminating party to the non-terminating party to the address listed herein. A "Notice of Termination" shall mean a written notice that indicates the Date of Termination (as defined below) that shall not be earlier than the date on which notice is provided and with respect to Notice of Termination by the Company, the Company shall specify in reasonable detail the basis for such termination.

(e) For purposes of this Agreement, the "Date of Termination" is the last day that Executive is employed by the Company.

(f) As of the Date of Termination, Executive shall resign, in writing, (or be deemed to have resigned) from all management positions then held by him with the Company and its affiliates.

6. **Payments upon Termination**. In the event of termination for any of the reasons cited in Section 5 above, the Company shall pay Executive (i) any accrued and unpaid Base Salary due to Executive through the Date of Termination; (ii) any accrued expenses due to Executive through the Date of Termination, provided that documentation for such expenses is submitted beforehand in accordance with Company policy; and (iii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company through the Date of Termination (collectively these items in i to iii shall be referred to as the "Accrued Amounts"). Such Accrued Amounts shall be paid in the form of salary continuation so as not to put an undue burden on the Company.

7. **Cooperation.** Executive agrees that, following termination of his employment, he shall furnish such information and assistance to the Company as may reasonably be required by the Company, and as may reasonably be provided by Executive, in connection with any litigation with a third party in which the Company or any of its subsidiaries or Affiliates is, or may become, a party. The Company agrees to reimburse Executive for any reasonable out-of-pocket disbursements thereby incurred by Executive in connection therewith. In addition, the Company shall pay Executive a per diem fee equal to Executive's daily rate of compensation at the time of the cessation of Executive's employment with the Company hereunder (based on the Base Salary then in effect), for each full day, or part thereof that Executive is required to provide assistance to the Company.

8. **Ethics and Non-Disparagement**. From and after the date hereof and until one (1) year after the termination of the Executive's employment with the Company, the Executive and his affiliates and representatives will at all times act in a manner consistent with ethical business standards and speak supportively of the Company with its customers, employees, and contractors and at no time will the Executive or any of his affiliates or representatives disparage or undermine the Company's efforts in any way. The Company likewise agrees that for the same period it will not disparage the Executive. Notwithstanding the above, this paragraph shall not prevent the Executive or the Company from speaking the truth freely when under oath in any legal proceeding or otherwise under legal compunction.

9. **Return of Company Property**. All personal property and equipment furnished to, or prepared by Executive, in the course of or incident to his employment hereunder belongs to the Company. The term "personal property" includes, without limitation, all office equipment, laptop computers, cell phones, books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, and other documents and materials, and copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Upon termination of his employment with the Company, Executive (a) shall promptly return to the Company all personal property and equipment of the Company in his possession; (b) shall not copy or cause to be copied, or print out or caused to be printed out, or in any other manner duplicate or cause to be duplicated, any software, documents, or other materials originating with or belonging to the Company; and (c) shall not retain in his possession any such software, documents, or other materials.

10. **Non-Disclosure of Confidential Information**.

(a) From and after the Effective Date, Executive agrees not to divulge, communicate, use to the detriment of the Company or its Affiliates or for the benefit of any other individual or partnership, joint venture, trust, corporation, limited liability company or other entity (collectively, "Person"), or misuse in any way, any Confidential Information or trade secrets included in or relating to the Company and Affiliates or any of their assets (herein collectively "Companies"). "Confidential Information" means anything that may be disclosed in tangible or intangible form, orally or through observation, including without limitation: inventions, concepts, specifications, design plans, product blueprints, mechanical/electrical specifications, past, current and future product plans, system architectures, prototypes, equipment, drawings, instruction manuals, data, test results, software (source, object, binary), code listings, processes, methods, research and development activities or results, discoveries, techniques, technologies, know-how, ideas, technical improvements, apparatus, data, notes, protocols, samples, analytical and statistical data, assays, biological structures, technology applications, writings, reports, manufacturing procedures and techniques, documents, papers, notebooks and memoranda related to current or potential products or activities of the Companies; financial data, financial status and position, business plans and strategies, product/commercialization strategies, marketing strategies, strategic alliances and objectives, financial spreadsheets, financial projections, investor information and proposals, customer data (including customer requirements and lists), and product strategies and evaluations related to past, current or potential products or activities of the Companies; past, current or future personnel information or data, company compensation programs and employee manuals relating to the Companies; any information marked with a proprietary, confidential or the like legend or which is treated by corporate practices, policies and procedures as proprietary, confidential or the like; and information which includes any and all information received by the Company from a third-party under an obligation or an affirmative duty to handle such information in a confidential or restricted use manner.

(b) Executive's obligations with regard to the Confidential Information are: (i) to use the Confidential Information only in the performance of Executive's duties as assigned by the Company and in accordance with corporate practices, conduct, customs and understandings as currently in existence or as may be modified from time to time throughout Executive's employment with the Company, and which are incorporated herein by reference; (ii) to refrain, during Executive's employment or at any other time thereafter, from directly or indirectly using, divulging, disclosing, furnishing or otherwise making accessible to non-Company personnel any Confidential Information unless authorized for disclosure by the Company; and (iii) to refrain, upon Executive's termination with the Company, from taking or using any Confidential Information, or copies thereof, whether in tangible or intangible form, unless Executive obtains written authorization from the Company.

(c) Confidential Information shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties or (ii) required by law to be disclosed; provided, however, that Executive shall give prompt written notice to the Company of such requirement and cooperate with any attempts by the Company to obtain a protective order or similar treatment for such Confidential Information.

11. Intellectual Property Rights, Interests, Title, and Covenants.

(a) The Company's intellectual property ("Intellectual Property") includes any and all patents (including, but not limited to, continuations, continuations-in-part, divisionals, re-issues, re-examinations, substitutions and Letters Patent), trademarks, service marks, and other designations of origin, copyrights, trade secrets, know-how, and Confidential Information embodying any proprietary rights including those identified above, any registrations or applications for the foregoing in the United States or in countries foreign to the United States, and any other intellectual property or proprietary rights under the law of any jurisdiction, whether or not made, conceived or reduced to practice during Executive's employment: (i) acquired or possessed by Executive while employed by the Company; (ii) made as a result of a work for hire for the Company or otherwise in the course of Executive fulfilling his obligations to the Company; or (iii) developed, created or generated by Executive with the use of the Company's facilities, materials, Confidential Information or in cooperation with Company personnel during Executive's employment with the Company wherein the Intellectual Property relates to the past, present, future, actual or anticipated business, products, manufacturing or research and development activities of the Company, either solely or in concert with third parties.

(b) Executive's obligations, without further consideration from the Company, with regard to Intellectual Property are: (i) to acknowledge that all Intellectual Property is the sole property of the Company, and all rights, title and interest in and to the Intellectual Property, and any applications filed therefor, shall be held by and in the name of the Company; (ii) to assign all Executive's rights, title and interests in and to all Intellectual Property, and any applications filed throughout the world therefor, to the Company; (iii) to execute all instruments and papers, and perform all acts necessary including, but not limited to, giving testimony in support of Executive's inventorship or creation, assisting the Company in obtaining protection therefor, including patent, trademark copyright, maskwork, trade secret, or any other form of Intellectual Property protection, as may be necessary or desirable to the Company throughout the world; and (iv) to make full and prompt disclosure to the Company of all Intellectual Property, and to maintain proper and adequate records, documentation, logs and the like materials of data and information related to Intellectual Property. All records, documentation, logs and the like materials are considered Confidential Information, and shall remain the property of the Company

regardless of Executive's termination with the Company and shall be surrendered upon such termination.

12. **No Competition; No Solicitation of Employees, Suppliers or Customers**.

(a) Executive shall not, from and after the Effective Date, and for a period of six (6) months following the date of cessation of Executive's employment with the Company (however caused) directly or indirectly, alone or in association with any other Person, (i) acquire or own in any manner, any interest in any Person that is engaged in a business in competition with the Company, (ii) compete with the Company, or (iii) serve as an employee of, or consultant or advisor to, or otherwise participate in the management or operation of, any entity that competes with the Company. For the avoidance of doubt, this Section 12 shall not prohibit the Executive from employment in areas of the less-lethal sector, as long as such employment is with a company that is not directly competitive with the Company.

(b) Executive shall not, from and after the Effective Date, and for a period of six (6) months following the date of cessation of Executive's employment with the Company (however caused), directly or indirectly, for himself or on behalf of any other Person, (a) employ, engage or retain any Person who, at any time during the preceding 12-month period, shall have been an employee of the Company or any of its Affiliates, or (b) contact any supplier, customer or employee of the Company or any of its Affiliates for the purpose of soliciting or diverting any such supplier, customer or employee from the Company or any of its Affiliates, or otherwise interfering with the Company's business relationship with any such supplier, customer or employee.

(c) Executive acknowledges that the provisions of this Section 12 and previous sections and the period of time and scope and type of restrictions on his activities set forth herein and therein, are reasonable and necessary for the protection of the Companies and are an essential inducement to the Company entering into this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 10 through 12, inclusive, shall survive the termination of Executive's employment with the Company or the termination of this Agreement.

13. **Remedies**. The Company, in addition to its other rights or remedies, shall be entitled to an injunction restraining Executive from violating any provision of Sections 10 through 12 (inclusive) hereof, as such violation would cause irreparable harm to the Company. Executive agrees that each of the restrictions set forth in Sections 10 through 12 (inclusive) hereof is reasonable and valid, and shall be construed as separate and independent covenants. If any restriction is found to be invalid or unenforceable, that invalidity or unenforceability shall not render invalid or unenforceable any other provision. If any restriction is found to be invalid or unenforceable because its duration, the definition of activities, or the definition of information covered is considered to be invalid or unreasonable in scope, then said restriction shall be redefined or a new enforceable term provided, such that the intent of the restriction will not be impaired.

14. **Notice**. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor, or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, or upon delivery if transmitted by hand delivery, or upon delivery if sent via facsimile (with confirmation), or one (1) business day after delivery to a reputable overnight courier, addressed as follows:

If to Executive:

Dean Thrasher
233 Duskywing Way
Oakville, ON, Canada L6L 0C5

If to the Company:

Teresa Foster
300-125 Lakeshore Road East
Oakville, ON L6J 1H3
Telephone: 905-582-6402

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

15. **Representations and Warranties**. Executive represents and warrants that Executive is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing or otherwise limiting the performance of Executive's duties hereunder in accordance herewith.

16. **Severability**. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in one jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the parties' intention as to the invalid or unenforceable term or provision.

17. **Amendments and Waivers**. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officers of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18. **Entire Agreement**. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto or any predecessor of any party hereto.

19. **Successors and (Non)Assignability**. This Agreement and all rights of the parties shall inure to the benefit of, and shall be enforceable by, the parties and their respective legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors, and assigns. This Agreement is entered into in consideration of the personal qualities of Executive and may not be, nor

may any right or interest hereunder be, assigned by Executive without the prior written consent of Company. It is expressly understood and agreed that this Agreement, and the rights accruing and obligations owed to the Company hereunder, and the obligations to be performed by the Company hereunder, may be assigned by the Company to any of its successors or assigns including any purchaser of the stock, business or assets of the Company.

20. **Equitable Relief.** Executive recognizes that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Executive, the Company shall be entitled to make application for injunctive relief or any other legal or equitable remedies.

21. **Headings.** The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

22. **Drafting.** Each party acknowledges that he or it has participated in the preparation of and/or has had ample opportunity to fully examine this Agreement. The parties therefore stipulate that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against the other.

23. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

24. **Choice of Law and Forum.** The Company and Executive irrevocably submit to the jurisdiction of the Province of Ontario, Canada in respect to the interpretation and enforcement of the provisions of this Agreement and any claims, controversies, or disputes arising hereunder and in respect of the transaction contemplated hereby. The parties waive and agree not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Employment Agreement or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

25. **Survival of Agreement.** Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of Executive's employment with the Company.

APPENDIX 1

Responsibilities of the CEO/COO include most importantly:

• Review the Company's income and expenditures and submit it to the Company's board for approval.

• Review the Company's annual and quarterly reports as well as all other required public filings.

• Ensure compliance with all applicable regulatory agencies and adherence to all regulatory requirements.

• Measure effectiveness and efficiency of operational processes both internally and externally and finds ways to improve processes.

•Develop and implement sales growth strategies.

•Work with suppliers to resolve all quality issues and implement quality assurance programs.

•Provide mentoring to all employees, including management.

•Motivate staff to meet or surpass organizational and sales goals.

•Recruit skilled talent and work to keep the best employees.

•Oversee daily operations and make adjustments as necessary.

•Present new ideas and cash flow strategies to board of directors and other company officers.

•Evaluate newly implemented sales plans.

•Promote communication between colleagues for the benefit of information flow and to curb any problems that arise.

ADDENDUM "B"

Effective September 1, 2017, Dean Thrasher assigns this agreement with full permission from Security Devices International Inc. to 2412457 Ontario Corp. (a corporation solely owned by Dean Thrasher).

By: */s/ Dean Thrasher*

Dean Thrasher

By: */s/ Dean Thrasher*

2412457 Ontario Corp.

By: */s/ Bryan Ganz*

Bryan Ganz, Chairman / Security Devices International Inc.